Exhibit 10.15

SPECIAL FEES AGREEMENT N°2

BETWEEN

Madeleine Charging B.V., a company incorporated under Dutch law whose registered office is located at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068, duly represented, hereinafter referred to as “Madeleine”,

AND

E8 Partenaires, a French société par actions simplifiée with capital of 8,000 euros, whose registered office is located at 75 avenue des Champs-Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334 and represented by Mr Bruno Heintz, duly authorised, hereinafter referred to as “E8”,

Hereinafter also referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS

1.

Madeleine controls the so-called Allego Group, comprising several holding companies governed by Dutch law and various operating companies. More specifically, Madeleine holds 100% of the capital and voting rights of the holding company Allego Holding, which in turn itself holds, directly and indirectly, around ten operating subsidiaries located in the Netherlands and in several other countries.

2.

On 16 December 2020, the Parties entered into a special fees agreement, as amended on 15 January 2021, 8 April 2021 and 25 April 2021 (the “Original Agreement”), specifying the terms and conditions under which Madeleine shall benefit of the assistance of E8 in the conduct of a Liquidity Event (as this term is defined in the Original Agreement). A copy of said Original Agreement is attached hereto as an Appendix.

3.

In the near future, the Allego Group is planning to complete a SPAC Transaction, following which, Allego will be wholly owned by Allego N.V., a newly incorporated company governed by Dutch law, whose securities will be admitted to listing on the NYSE (“Allego NV”).

4.

In the context of the SPAC Transaction, the Parties decided to come together in order to set out the terms and conditions under which Allego NV shall benefit of the assistance of E8 in the conduct of future Liquidity Injection processes (as this term is defined hereinafter), particularly in view of optimising the conditions under which these shall occur.

The Parties have therefore agreed as follows.

Preliminary Article – Definitions

Capitalized terms and expressions used in this agreement (the “Agreement”) shall have the meaning ascribed to them in this Article.

Affiliates: means for any entity, (i) the entity that, directly or indirectly, Controlls this entity or is Controlled by it, (ii) if the entity is a management company or an investment advisor, any mutual fund (fonds commun de placement) or any other investment vehicle of which this entity, or any Affiliate of this entity, is the management company or investment advisor or general partner (associé commandité), (iii) if this entity is a mutual fund (fonds commun de placement) or any other investment vehicle, any person that is the management company or controlling manager (gérant majoritaire) or general partner (associé commandité) of this entity ; it being specified that the portfolio companies managed by Meridiam S.A.S. and /or its Affiliates are expressly excluded.

Allego Group: means Allego NV as well as any entity Controlled by Allego NV (currently or in the future).

Allego Holding: means Allego Holding B.V., a company incorporated under Dutch law whose registered office is located at Westervoortsedijk 73 KB, 6827 AV Arnhem, registered under number 73283752.

Control: means, for any given entity, the holding (directly or indirectly) of more than 50% of the share capital and voting rights of such entity, the terms “Control”, “Controlling” and “Controlled” shall be construed accordingly.

Liquidity Injection: means the issuance of any Security of Allego NV or of any other company Controlled by Meridiam EI S.A.S. provided such company Controls Allego NV (a “Other Meridiam Company”), by way of share capital increase in cash or by way of contribution in kind as from the date of completion of the SPAC Transaction and until the term of this agreement, it being specified that in case of contribution in kind, the value of the Securities delivered to Allego NV or to any Other Meridiam Company, if applicable, shall be assessed on the date of the Liquidity Injection considered by reference to their market value (and, if no agreement is to be reached by the Parties on such value, by Expert opinion).

Proceeds: means the subscription price of the Securities issued in connection with a Liquidity Injection, reduced by any external transaction fees and other related external costs borne by Madeleine and/or Allego NV (including Fees).

Third Party: means any entity, other than an Allego NV entity and/or one of its Affiliates.

Securities: means, for an entity, the shares of such entity or any other security giving immediate or deferred access to the share capital of such entity.

SPAC Transaction: means the transaction described in the Business Combination Agreement and Plan of Reorganization dated 28 July 2021, as amended from time to time.

ARTICLE 1 - E8 Fees

The Parties hereby agree that E8 shall receive special fees in the event of a Liquidity Injection (hereinafter, the “Fees”), under the terms and conditions set forth in Article 2.

The Fees are related to the completion of a Liquidity Injection, in the event of which Allego NV would perceive Proceeds from a Third Party.

The amount of the Fees shall correspond to the Applicable Rate (as defined below) multiplied by the amount of the Proceeds received under a Liquidity Injection.

ARTICLE 2 - Applicable Rate

2.1 The applicable rate for the calculation of the Fees (the “Applicable Rate”) shall be determined by applying following formulas:

•	If VT < 1.2 x VI then the Applicable Rate is zero,

•	If 1.2 x VI <= VT < 2.5 x VI then the Applicable Rate equals to (10% x (VT – 1.2 x VI)) / VT,

•	If 1.8 x VI <= VT < 2.5 x VI then the Applicable Rate equals to (6% x VI + 15% x (VT – 1.8 x VI)) / VT,

•	If 2.5 x VI <= VT then the Applicable Rate equals to (16.5% x VI + 20% x (VT – 2.5 x VI)) / VT where:

VI (or initial value of the Allego NV Securities) equals to €240 million, it being specified that this value shall be adjusted, if applicable, at the time of a relevant Liquidity Injection (except for the amounts received under the SPAC Transaction), for the purpose of adding any amount received in connection with previous Liquidity Injections.

VT (or earned value of the Allego NV Securities) corresponds to the value of all entities comprising the Allego Group following completion of a relevant Liquidity Injection (post-money).

By way of exception, with respect to the first Liquidity Injection following the completion of the SPAC Transaction, VT will be equal to the greater of (i) the value of the Allego NV Securities at the time of the SPAC Transaction (i.e., on the basis of $10.00 per common share) and (ii) the value of all of the entities comprising the Allego Group at the time of the completion of such Liquidity Injection (post-money).

2.2 In the event that an initial Liquidity Injection is followed by one or more additional Liquidity Injections, the calculation of the Applicable Rate shall also apply to each such event in accordance with the following formulas, for the application of which:

VTn = value of the VT variable at the time of the n-th Liquidity Injection.

•	if VTn <= VTn-1, VTn-1 being the earned value (VT) at the time immediately preceding the n-th Liquidity Injection, then the Applicable Rate for the n-th Liquidity Injection is zero.

•

if VTn > VTn-1, VTn-1 being the earned value (VT) at the time immediately preceding the n-th Liquidity Injection, then the Applicable Rate for the n-th Liquidity Injection equals to the rate of the Applicable Rate calculated by applying the foregoing formulae, using the VTn value.

2.3 In any event, the amount of the Fees shall be paid to E8 no later than fifteen days after completion of the Liquidity Injection by Madeleine.

ARTICLE 3 - Rendez-vous clause

In the event that a Liquidity Injection into any entity of the Allego Group other than Allego NV (an “Alternative Transaction”) is contemplated, the Parties shall meet and discuss in good faith the adjustments to be made to this Agreement to reflect the Alternative Transaction in the determination of the Fees.

ARTICLE 4 - Entry into force

The Parties agree that this Agreement is entered into on the date hereof.

ARTICLE 5 - Term

This Agreement shall terminate on the earlier of (i) 30 June 2025 and (ii) the date on which Madeleine would cease to own, directly or indirectly, any Securities of Allego NV.

This Article 5 is without prejudice to the provisions of Articles 1 and 2, so that if one or more Liquidity Injections would occur, the rights granted to E8 under these Articles shall be fully enforceable, without it being possible to invoke the effects of termination of the contractual relationship.

ARTICLE 6 - Acting in good faith

6.1 If any of the provisions of the Agreement becomes void, unenforceable, invalid or illegal, it shall not call into question the validity, enforceability or legality of the other provisions of the Agreement. In such event, the Parties shall negotiate in good faith in order to substitute the void, unenforceable, invalid or illegal provision with a lawful provision corresponding to its spirit and purpose thereof.

Likewise, the Parties agree that if, notably for technical reasons, the mechanisms provided for in this Agreement cannot be implemented or cannot be fully implemented, they shall negotiate in good faith any adjustments that are to be made in compliance with the spirit of the Agreement.

6.2 Each Party undertakes to regularize any deed or document necessary to implement the operations provided for in the Agreement and to communicate to the other Party all information necessary for this purpose.

6.3 The Parties agree that in the event of disagreement concerning the application of the formulas referred to in Article 2 above, they shall appoint by mutual agreement an independent expert whose mission shall be strictly limited to determining the result of the application of the said formulas (the “Expert”). If no agreement on the appointment of said Expert is reached within fifteen days following the date on which one of the Parties shall have indicated to the other its wish to proceed with the appointment of an Expert, the latter shall be appointed by the President of the Commercial Court of Paris, referred to by the most diligent Party.

The decision of the Expert shall not be subject to appeal, except in the event of manifest or gross error on his part or violation of the law and regulations in force.

The costs of the expertise shall, unless otherwise agreed by the Parties, be borne equally by the Parties.

The Expert shall notify the Parties in writing of his findings as soon as possible and where possible, within thirty days of his appointment.

ARTICLE 7 - Notifications

Any notices or communications under this Agreement shall only be effective if made in writing and sent by registered letter with acknowledgement of receipt (or any equivalent regarding international mail), or by fax (the fax shall be confirmed on the same day by registered letter with acknowledgement of receipt) to the address and attention of the Party concerned.

Such notice shall be deemed received, in the case of faxes, on the business day following the day of sending, in the case of registered letters with acknowledgement of receipt, on the third business day following the day of sending and in the case of notice delivered by hand, on the day of delivery.

In the event of a change of address or recipient, the Party concerned shall notify the other Parties in the aforementioned forms.

ARTICLE 8 - Waiver of Article 1195 of the French Civil Code

Without prejudice to the other provisions of Article 6 hereof, each Party agrees that the application of the provisions of Article 1195 of the French Civil Code to its obligations under the Agreement is excluded and acknowledges that it will not be authorized to invoke the provisions of Article 1195 of the French Civil Code.

ARTICLE 9 - Successors and assigns

This Agreement shall apply for the benefit of, and shall bind the Parties and their respective successors, assigns and transferees. The Parties further acknowledge and agree that Madeleine may freely substitute any Affiliate of its choice (including Allego NV) in its rights and obligations under this Agreement without having to obtain the prior consent of E8.

ARTICLE 10 - Governing law and disputes

The Agreement is governed by, and shall be construed in accordance with, French law.

In the event of a dispute concerning the interpretation or performance of the Agreement, the Parties shall endeavour to resolve their dispute amicably, within a period not exceeding one month.

At the end of such period, the dispute shall be exclusively subject to the jurisdiction of the courts within the jurisdiction of the Paris Court of Appeal.

In Paris,

On 25 February 2022,

In four original copies, each Party acknowledging to have received its own copy and one copy being intended for registration, the Parties having agreed to register this deed.

Madeleine

/s/ Julien Touati By: Julien Touati

E8

/s/ Bruno Heintz By: Bruno Heintz

AMENDMENT N°1 TO THE SPECIAL FEES AGREEMENT N°2

BETWEEN:

Madeleine Charging B.V., a company incorporated under Dutch law whose registered office is located at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068, duly represented, hereinafter referred to as “Madeleine”,

AND

E8 Partenaires, a French société par actions simplifiée with capital of 8,000 euros, whose registered office is located at 75 avenue des Champs-Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334 and represented by Mr Bruno Heintz, duly represented, hereinafter referred to as “E8”,

Madeleine and E8 are hereinafter collectively referred to as the “Parties” and, individually, as a “Party”.

WHEREAS:

(A)

On 25 February 2022, the Parties entered into a “Special Fees Agreement N°2”, in relation to the assistance of E8 in the preparation and conduct of future processes in connection with Liquidity Injections (as such term is defined in said agreement), with a view to notably optimize the conditions under which these would occur (the “Agreement”).

(B)	The Parties wish to further specify certain items relating to the determination of the Applicable Rate (as such term is defined in said agreement).

(C)	Therefore, the Parties have therefore decided to enter into this amendment to the Agreement (the “Amendment”).

IT HAS BEEN AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2. AMENDMENT TO THE AGREEMENT

Article 2.2 of the Agreement is amended as follows:

“In the event that a first Liquidity Injection is followed by one or more other Liquidity Injections, the computation of the Applicable Rate shall also apply to each such event with the VT value taken at the time of the event considered by the relevant Liquidity Injection.”

3. MISCELLANEOUS

The Amendment shall come into force as of its signature by all Parties. The other provisions of the Agreement remain unchanged and in full force.

1

4. GOVERNING LAW AND COMPETENT COURTS

This Amendment and any contractual or non-contractual obligation arising out of or relating to it shall be exclusively governed by and construed in accordance with French law.

All disputes arising out of or relating to this Amendment (including, but not limited to, those relating to the existence, validity, application, termination and interpretation of this Amendment and any non-contractual obligations arising out of or relating to it) shall be subject to the exclusive jurisdiction of the Commercial Court of Paris.

2

In Paris, on 10 March 2022,

/s/ Julien Touati
Madeline Charging B.V.
By: Julien Touati, duly authorised

3

/s/ Bruno Heintz
E8 Partenaires
By: Bruno Heintz, duly authorised

4

NOVATION AGREEMENT

BETWEEN THE UNDERSIGNED:

(1)

Madeleine Charging B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid, having its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068, duly represented for the purposes hereof;

(hereafter referred to as the “Transferor”)

(2)

Allego N.V., a Dutch naamloze vennootschap, having its registered office at Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands, registered under number 82985537, duly represented for the purposes hereof;

(hereafter referred to as the “Transferee”)

AND

(3)

E8 Partenaires, a French société par actions simplifiée, having its registered office at 75 avenue des Champs Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334, duly represented for the purposes hereof;

(hereafter referred to as the “Remaining Party”)

The above parties listed in (1) to (3) are hereafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	The Transferor and the Remaining Party are parties to a convention d’honoraires exceptionnels dated as of 25 February 2022, as amended on 10 March 2022 (the “Special Fees Agreement No. 2”)

(B)

With effect from the Novation Time on the Novation Date, the Transferor wishes to transfer its rights and obligations under the Special Fee Agreement No. 2 to the Transferee. The Remaining Party agrees to such transfer by way of novation of the Special Fee Agreement No. 2 in accordance with the terms set out in this Agreement.

(C)

With effect from the Novation Time on the Novation Date, the Transferee agrees to such transfer by way of a novation of the Special Fee Agreement No. 2 in accordance with the terms set out in this Agreement.

THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1	Definitions and Interpretation

1.1	Capitalized terms and expressions shall, save where defined in Clause 1.5 below, bear the meanings set out in the Special Fee Agreement No. 2 .

1.2	The headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.3	References to recitals and clauses are to the recitals and clauses of this Agreement, unless specified otherwise.

1.4	References to any agreement or instrument shall mean a reference to that agreement or instrument as amended, supplemented, restated and/or modified from time to time.

1.5	In this Agreement, the following words and expressions shall, unless the context otherwise requires, bear the following meanings:

Agreement means this Novation Agreement;

Novation Date means 5 May 2022;

Novation Time means 00:00 CET.

2	Novation

2.1	In consideration of the mutual undertakings of the Parties in this Agreement, and with effect as of the Novation Time on the Novation Date, the Parties agree as follows:

(i)

the Special Fee Agreement No. 2 is hereby transferred by way of novation in accordance with articles 1329 and seq. of the French Civil Code, such that the Transferee assumes all of the Transferor’s rights, claims, liabilities and obligations under the Special Fee Agreement No. 2 , whenever created or incurred to the same extent as if the Transferee had been an original party thereto and both the Remaining Party and the Transferee shall perform their rights, claims, liabilities and obligations under the Special Fee Agreement No. 2 and be bound by its terms as if the Transferee had at all times been a party to the Special Fee Agreement No. 2 in place of the Transferor;

(ii)

As a result of such transfer by way of novation, the Transferor and the Remaining Party are each released and discharged from further obligations to each other, and their respective rights against each other are hereby cancelled, in respect of the Special Fee Agreement No. 2.

2.2

The Parties agree that (i) the Transferee may, at its entire discretion, decide to delegate any of its subsidiaries (the “Délégué”) to the Remaining Party for the payment of all sums due under the Special Fee Agreement No. 2 to the Remaining Party, under the meaning of Articles 1336 to 1340 of the French Civil Code, and that, as the case may be, (ii) this delegation of payment shall be “perfect” (delegation parfaite) under the meaning of Article 1337, first Paragraph, of the French Civil Code, which means that the commitment taken by the Délégué vis-a-vis the Transferee shall substitute in all respects to the obligation of payment subscribed by the Transferee vis-a-vis the Remaining Party. The terms and conditions of such delegation are attached hereto.

For the avoidance of doubt, the Remaining Party hereby agrees the Délégué as substituted debtor, and acknowledges that, if such delegation is decided by the Transferee and a copy of the executed delegation notified to the Remaining Party, (i) Transferee’s debt shall be purely and simply substituted by the Délégué’s debt, as provided by Article 1337, first Paragraph of the French Civil Code, and (ii) the Remaining Party shall therefore have no remedy against the Transferee. However, the Transferee hereby agrees, in accordance with Article 1337 of the French Civil Code, to guarantee the Remaining Party against the insolvency of the Délégué; it being however specified that any recourse by the Remaining Party against the Transferee may only be initiated after a judicial determination of the Délégué’s insolvency or bankruptcy.

3	Representations and Warranties

Each Party represents and warrants to the others that as at the date hereof (with such representations and warranties being deemed to be repeated at the Novation Time on the Novation Date):

(i)

it is duly organized and validly existing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement;

(ii)

the performance of this Agreement does not and will not violate or conflict with its charter or by-laws, any law or order of any court or other agency of government applicable to it, or any agreement to which it is a party or by which it or any of its property is bound;

(iii)

this Agreement constitutes its legally valid and binding obligation, is enforceable against it in accordance with its terms and the enforceability of this Agreement is not limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or by general principles of equity;

(iv)

no actual or potential default, event of default or material reason (or other 1ike event or circumstance however described in the Special Fee Agreement No. 2) with respect to it has occurred and is continuing immediately prior to it entering into this Agreement and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

4	Further Assurances

The Parties shall perform, execute and deliver such further acts and documents as may be required by law or reasonably requested by each other to implement the purposes of this Agreement.

5	Invoicing &VAT

Notwithstanding any other provision of this Agreement, the Parties agree that for VAT and invoicing purposes, deliveries shall be invoiced between the Remaining Party and the Transferee or between the Remaining Party and the Délégué that the Transferee would have delegated for the payment of any sums due in accordance with Clause 2.2 above.

For the avoidance of doubt, invoicing also includes the correction or amendment of invoices and the issuing of credit notes.

6	Costs

The Parties shall bear their own costs, charges and expenses (including, without limitation, legal expenses) in relation to the preparation, negotiation and execution of this Agreement.

7	Amendments

No amendment, modification or waiver in respect of this Agreement, including this clause, will be effective unless in writing and executed by each of the Parties.

8	Severability

If any of the provisions of this Agreement is or becomes ineffective, the effectiveness of the other provisions shall not be affected. In such case, the Parties undertake to replace the ineffective provision by an effective provision which achieves an economic result as similar as possible to that of the provision so replaced. This shall apply mutatis mutandis to any lacuna in this Agreement.

9	Law and Jurisdiction

This Agreement, and any dispute or claim arising out of or in connection with this Agreement or it subject matter or formation, including any non-contractual disputes or claims, will be exclusively governed by and construed in accordance with French law.

All disputes relating to this agreement shall be resolved exclusively by the Tribunal de Commerce of Paris.

10	Electronic Signature

10.1

The Parties hereto hereby agree that, as a matter of evidence agreement (convention de preuve), this Agreement is signed electronically in accordance with the European and French regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated 23 July 2014 and articles 1367 et seq. of the French Code civil. For this purpose, the Parties hereto agree to use the online platform DocuSign (www.docusign.com). Each of the Parties hereto decides (i) that the electronic signature which it attaches to this Agreement has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date (date certaine) to this Agreement.

10.2

Each of the Parties hereto acknowledges and accepts that the signature process used to electronically sign this Agreement enables each of them to have a copy of this Agreement on a durable medium or to have access to it, in accordance with Article 1375 paragraph 4 of the French Code civil.

Made in Paris on 5 May 2022.

The Transferor	The Transferee

/s/ Julien Touati	/s/ Mathieu Bonnet

Madeleine Charging B.V.	Allego N.V.
By: Julien Touati	By: Mathieu Bonnet
Title: Authorized signatory	Title: Authorized signatory

The Remaining Party

/s/ Bruno Heintz

E8 Partenaires
By: Bruno Heintz
Title: Authorized signatory

Schedule

Draft delegation of payment

BETWEEN THE UNDERSIGNED:

Allego N.V., a Dutch naamloze vennootschap, having its registered office at Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands, registered under number 82985537, duly represented for the purposes hereof; (“Allego” or the “Délégant”)

and

                 (the “Délégué’’),

hereinafter individually referred to as the “Party” and together as the “Parties”.

WHEREAS:

(A)

Madeleine Charging B.V. and E8-Partenaires signed on 25 February 2022, as amended on 10 March 2022 a convention d’honoraires exceptionnels n°2 subject to French law (the “Convention”), a copy of which is attached as Schedule 1;

(B)

By an agreement entered into between Madeleine Charging B.V. (as transferor), Allego N.V. (as transferee) and E8 Partenaires SAS (as remaining party), dated on 5 May 2022, the Convention was assigned by Madeleine Charging B.V. to Allego N.V. (the “Novation Agreement”), a copy of which is attached as Schedule 2.

(C)

Pursuant to Clause 2.2 of the Novation Agreement, the parties thereto allowed Allego N.V. to delegate any of its subsidiary to E8 Partenaires (the “Délégataire”) for the payment of the services provided for by the Convention (the “Créance du Délégataire”), it being specified that the Délégataire consented to this in advance without reservation.

(D)	Allego N.V. wishes to exercise this option and, as a result, Allego N.V. and intends to set forth the terms and conditions pursuant to which this option will be implemented (the “Delegation”).

(E)

The Parties agree that the delegation organized by the Delegation is “perfect” (délégation parfait) within the meaning Article 1336 of the French Civil Code, which means that the commitment made by the Délégué towards the Délégataire releases and replaces the obligation of the Délégant towards the Délégataire.

THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

Article 1

The Délégant delegates the Délégué, for the benefit of the Délégataire and with novatory effect, in the payment of all sums in principal, interest, indemnities, costs and incidental expenses for which he is or will be liable to the Délégataire in respect of the Créance du Délégataire.

This delegation entails novation by a change of creditor of the Creance du Délégataire and, consequently, the extinction of all the actions attached thereto.

It is understood and agreed that, in accordance with Article 1339 of the French Civil Code, if the Délégataire releases the Délégant from its debt, the Délégué shall ipso jure be released from its debt vis-à-vis the Délégataire, up to the amount of its remaining commitment to the Délégataire. The Délégant undertakes to inform the Délégué of such release without delay.

Article 2

The Délégué declares that it consents to the Delegation with novatory effect and, consequently, acknowledges that it is directly liable to the Délégataire (as sole debtor) for the payment in full of the sums which are or will be due to it by the Délégant in accordance with the terms of the Convention.

Under no circumstances may the Délégué raise against the Délégataire any exceptions arising from its contractual nexus with the Délégant.

The rights and/or obligations under this Delegation may not be assigned or transferred, in all or in part, by a Party to any third party.

Article 3

The Délégant undertakes to inform the Délégataire without delay of the entry into of this Delegation.

The Délégué undertakes to inform the Délégant without delay of the execution, in part or in full, of the Delegation.

Article 4

The Delegation comes into force as of the date on which each Party executes it. It shall terminate on the date of its full execution, including in the event of extension or termination of the Convention by the Délégant.

Article 5

This Agreement, and any dispute or claim arising out of or in connection with this Agreement or it subject matter or formation, including any non-contractual disputes or claims, will be exclusively governed by and construed in accordance with French law.

All disputes relating to this agreement shall be resolved exclusively by the Tribunal de Commerce of Paris.

Made in                  on                 ,

Délégué	Délégant

By:	Allego N.V.
Title:	By:
Title: